Exhibit 3.1

CERTIFICATE OF AMENDMENT

of

RESTATED CERTIFICATE OF INCORPORATION

of

RAYTHEON COMPANY

Raytheon Company, a corporation organized under the Delaware General Corporation Law, does hereby certify as follows:

1.	The name of the corporation (the “Corporation”) is Raytheon Company.

2.	That at a meeting of the Board of Directors of Raytheon Company, resolutions were duly adopted setting forth the following proposed amendment to the Restated Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling upon the Corporation’s stockholders to consider said amendment at it next annual meeting of stockholders. The resolution adopted by the Board is as follows:

VOTED: That The Restated Certificate of Incorporation of the Corporation be, and it hereby is, amended by deleting Article VI thereof in its entirety and by substituting in lieu thereof the following:

Section 1. Number, election and terms. The number of directors of the Corporation shall be, except as otherwise fixed by or pursuant to the provisions of Article IV relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board (but shall not be less than three). The term of office of each director who is in office immediately prior to the closing of the polls for the election of directors at the 2006 annual meeting of stockholders shall expire at such time. From and after the 2006 annual meeting of stockholders, each director, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be elected to hold office for a term of one year, until the next annual meeting of stockholders and until such person’s successor is duly elected and qualified.

Section 2. Stockholder nomination of director candidates; Stockholder Proposal of Business. Advance notice of stockholder nominations for the election of directors and of the proposal of business by stockholders shall be given in the manner provided in the By-Laws of the Corporation, as amended and in effect from time to time.

Section 3. Vacancies and newly created directorships. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any vacancy on the Board for any reason and newly created directorships resulting from any increase in the number of directors shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. Any director elected in accordance with this Section 3 of Article VI shall hold office until the next annual or special meeting of stockholders at which directors are to be elected and until such director’s successor shall have been duly elected and qualified.

Section 4. Removal. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office with or without cause by the affirmative vote of the holders of the shares of Common Stock, voting in accordance with the provisions of Section 2 of Article IV.

3.	Thereafter, pursuant to resolution of the Board of Directors, the amendment was approved by the requisite number of shares at the Corporation’s annual stockholders’ meeting duly called and held upon notice given in accordance with Section 222 of the Delaware General Corporation Law.

4.	This Amendment to the Restated Certificate of Incorporation of the Corporation set forth above has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

This Certificate has been duly executed by the undersigned on behalf of the Corporation on May 5, 2005.

RAYTHEON COMPANY

/s/ John W. Kapples

John W. Kapples

Vice President and Secretary

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